[Letterhead of Kelley Drye & Warren LLP]

Exhibit 5.1

April 20, 2004

The Board of Directors of
   GrafTech International Ltd.
   1521 Concord Pike
   Brandywine West, Suite 301
   Wilmington, Delaware 19803

Ladies and Gentlemen:

        We have acted as special counsel to GrafTech International Ltd., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to register the issuance and delivery of up to 1,681,584 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). As such counsel, you have requested our opinion as to the matters described herein relating to the Shares.

        On January 22, 2004, the Company issued $225,000,000 aggregate principal amount of 1?% Convertible Senior Debentures (the “Debentures”) in a private offering under Section 4(2) of the Act. The Debentures were issued pursuant to an Indenture dated January 22, 2004 among the Company, GrafTech Finance Inc. (“Finance”), GrafTech Global Enterprises Inc. (“Global”), UCAR Carbon Company Inc. (“Carbon”), UCAR Carbon Technology LLC (“Technology”), UCAR International Trading Inc. (“Trading”) and U.S. Bank National Association, as Trustee (the “Indenture”). The Company is required to pay interest to holders of the Debentures at a rate of 1?% per annum semi-annually on January 15 and July 15 of each year, commencing on July 15, 2004. The Debentures will mature on January 15, 2024, unless earlier converted by the holders or redeemed or repurchased by the Company.

        The Debentures are convertible into shares of Common Stock under certain circumstances. In addition, prior to January 15, 2011, the Company may redeem the Debentures, in whole or in part, at any time, for cash at a redemption price equal to 100% of principal amount, plus accrued and unpaid interest and liquidated damages, if any, to (but excluding) the redemption date if, but only if, the last reported sale price of the Common Stock has exceeded 125% of the conversion price then in effect for at least 20 trading days during the 30 consecutive trading days ending on the trading day prior to the date on which the Company mails the notice of redemption. If the Company so redeems the Debentures, it will be required to make an additional “make whole” payment in cash, shares of Common Stock or a combination thereof on the redeemed Debentures equal to the present value of all remaining scheduled payments of interest on the Debentures to be redeemed through and including January 15, 2011. The Shares represent the maximum number of shares of Common Stock which could be issued and delivered in connection with such “make whole” payment. If, in connection with one or more such redemptions, the Company elects to make a “make whole” payment in whole or in part with the Shares, the Company has advised us that it intends to issue and deliver the Shares pursuant to the prospectus (the “Prospectus”) which forms a part of the Registration Statement.

        We have examined the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, in each case as amended and restated through the date hereof; minutes of the Company’s corporate proceedings through the date hereof, as made available to us by officers of the Company; an executed copy of the Registration Statement and all exhibits thereto in the form filed with the SEC; a copy of the Prospectus; executed copies of the Indenture, the Resale Registration Rights Agreement dated January 22, 2004 among the Company, Finance, Global, Carbon, Technology and Trading and J.P. Morgan Securities Inc., as representative of the several initial purchasers, the Rights Agreement dated August 7, 1998 between the Company and Computershare Investor Services, LLC, as amended (the “Rights Agreement”); specimens or forms of the certificates evidencing the Debentures, the Shares and the rights issuable under the Rights Agreement; and such matters of law deemed necessary by us in order to deliver this opinion. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the legal capacity of all natural persons. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

        This opinion is subject to the following additional limitations and qualifications:

        (a)        We express no opinion concerning any law of any jurisdiction other than (i) the laws of the States of New York and Connecticut, (ii) the federal laws of the United States of America and (iii) as to the organization, existence, good standing and corporate authority of the Company, the General Corporation Law of the State of Delaware.

        (b)        We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws) or general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which

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provisions may be limited by federal and state securities laws or policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

        Based on the foregoing and solely in reliance thereon, it is our opinion that the Shares are duly authorized, and when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this letter as an exhibit the Registration Statement and to the reference to it in the Prospectus included therein and incorporated by reference therein, as the case may be, under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act. We have no obligation to update this opinion for events or changes in law or fact occurring after the date hereof.

Very truly yours, KELLEY DRYE & WARREN LLP By: /s/ M.Ridgway Barker A Partner

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